Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL 2019 FINANCIAL RESULTS

~ Fiscal 2019 Sales Increase 6.4% to a Record $1.2 Billion; Diluted EPS Up 23.4% to a Record $2.37 ~

~Total Annualized Sales from Acquisitions Completed and Announced in Fiscal 2019 of $132 Million ~

~ Fiscal 2020 Sales Guidance of $1.295 to $1.325 Billion, an Increase of 8% to 10% ~

~ Fiscal 2020 Diluted EPS Guidance of $2.55 to $2.75, an Increase of 8% to 16% ~

~ Increases Quarterly Cash Dividend by 10% to $.22 per share ~

~ Expands Collaboration with Amazon.com to Provide Tire Installation Services ~

~ Extends Revolving Credit Facility ~

ROCHESTER, N.Y. – May 21, 2019 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 30, 2019.

Fourth Quarter Results

Sales for the fourth quarter of the fiscal year ended March 30, 2019 (“fiscal 2019”) increased 0.6% to $287.2 million, as compared to $285.6 million for the fourth quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). The total sales increase for the fourth quarter of $1.6 million included an increase in sales from new stores of $17.7 million, including sales from recent acquisitions of $14.0 million, partially offset by a comparable store sales decrease of 5.7% on a reported basis. When adjusted for less selling days in the current year quarter, comparable store sales increased 0.5%. Fiscal 2019 was a 52-week year with 361 selling days as compared to 368 selling days in fiscal 2018, which included an extra week of sales in the fourth quarter. Adjusted for days, comparable store sales increased approximately 8% for brakes and 1% for alignments, were flat for maintenance services, and decreased approximately 1% for tires and 2% for front end/shocks.

Gross margin increased 60 basis points to 38.3% in the fourth quarter of fiscal 2019 from 37.7% in the prior year period, primarily due to benefits from the Company’s initiatives to optimize its product and service offerings and store staffing model, partially offset by the impact of sales mix from the Free Service Tire acquisition. Total operating expenses increased by $4.3 million to $81.6 million, or 28.4% of sales, as compared to $77.3 million, or 27.1% of sales in the prior year period. The year-over-year dollar increase includes $1.5 million in costs related to the Company’s Monro.Forward initiatives as well as expenses from 47 net new stores, three net new wholesale locations and higher incentive pay related to improved financial performance.

Operating income was $28.5 million, or 9.9% of sales, as compared to $30.4 million, or 10.7% of sales in the prior year period. The decrease in operating income is due primarily to the impact of less selling days in the current year quarter compared to the prior year period. Interest expense was $6.8 million for the fourth quarter of fiscal 2019 as compared to $6.3 million for the fourth quarter of fiscal 2018.

Net income for the fourth quarter of fiscal 2019 was $16.8 million, as compared to $17.5 million in the same period of the prior year. Diluted earnings per share for the fourth quarter of fiscal 2019 were $.50, including $.01 per share of incremental costs related to increased acquisition activity in the fourth quarter of fiscal 2019 compared to the prior year period. This compares to diluted earnings per share of $0.52 in the fourth quarter of fiscal 2018, which included $.02 per share in management transition costs, $.04 per share of benefit related to the Tax Cuts and Jobs Act and $.10 per share of contribution from the extra week. Net income for the fourth quarter of fiscal 2019 reflects an effective tax rate of 21.6%, as compared to 27.9% in the prior year period primarily due to a reduction in the federal income tax rate as a result of the Tax Cuts and Jobs Act.

During the fourth quarter of fiscal 2019, the Company opened 15 and closed four company-operated stores, ending the quarter with 1,197 company-operated stores and 98 franchised locations.

“Fiscal 2019 was a transformative year for Monro. We launched our Monro.Forward strategy, focusing on driving operational excellence and delivering a consistent, 5-star experience to our customers. We achieved a number of key milestones during the year, including optimizing our Good, Better, Best packages and store staffing model, broadening our online presence with our collaboration with Amazon.com, launching our new data-driven CRM marketing platform, and completing our Monro playbook and store refresh pilot. The progress we’ve made against our strategy is underscored by our strong financial results this year. In addition to driving improvement across our business through our strategic initiatives, we continued to capitalize on attractive acquisition opportunities, diversifying our footprint by entering Louisiana and expanding to the West Coast,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “Looking ahead, we believe we are well positioned to build upon the momentum we see in our business and deliver further growth in fiscal 2020, underscored by our first quarter comparable store sales to date up approximately 2%. We are confident that our sharp focus on executing our Monro.Forward initiatives combined with our disciplined acquisition strategy will allow us to build a strong, scalable platform for growth, and continue to create long-term value for our shareholders.”

Fiscal Year Results

Sales for fiscal 2019 increased 6.4% to a record $1.200 billion as compared to $1.128 billion for fiscal 2018. The total sales increase of $72.4 million for the fiscal year was due to an increase in sales from new stores of $71.7 million, including sales from recent acquisitions of $53.6 million, and a comparable store sales increase of 0.4% on a reported basis. Adjusted for days, comparable store sales increased 2.3% in fiscal 2019, as compared to a 0.1% decrease in the prior year. Comparable store sales, adjusted for days, increased approximately 10% for brakes and 2% for tires, were flat for maintenance services and alignments, and decreased approximately 1% for front end/shocks.

Gross margin increased 20 basis points to 38.8% for fiscal 2019 from 38.6% in the prior fiscal year, largely due to benefits from the Company’s initiatives to optimize its product and service offerings with the introduction of Good-Better-Best service packages in the first quarter of fiscal 2019, optimization of its store staffing model and from leverage as a result of higher comparable store sales, partially offset by the impact of sales mix from the Free Service Tire acquisition.

Total operating expenses for fiscal 2019 were $338.5 million, or 28.2% of sales, as compared to $308.3 million, or 27.3% of sales, for the prior fiscal year. The dollar increase primarily represents costs related to the Company’s Monro.Forward initiatives as well as expenses related to 47 net new stores, three net new wholesale locations and higher incentive pay related to improved financial performance. Operating income for fiscal 2019 was $126.7 million, or 10.6% of sales, as compared to $127.3 million, or 11.3% of sales in fiscal 2018. Operating income was negatively impacted by less selling days in fiscal 2019 as a result of the 53rd week in fiscal 2018. Interest expense was $27.0 million in fiscal 2019 as compared to $24.3 million in fiscal 2018.

Net income for fiscal 2019 was $79.8 million or $2.37 per diluted share, as compared to net income of $63.9 million, or $1.92 per diluted share in fiscal 2018. Diluted earnings per share for fiscal 2019 were at the high end of the Company’s estimated range of $2.30 to $2.40 and included $.05 per share in one-time costs related to Monro-Forward investments, and a net $.04 per share benefit from other one-time items. Diluted earnings per share for fiscal 2018 included $.16 per share of one-time expense items and $.10 per share of contribution from the 53rd week.

Acquisitions Update

The Company completed the previously announced acquisition of California-based Certified Tire & Service Centers, Inc. The acquisition includes Certified Tire’s 40 retail stores located in San Francisco, San Diego and Los Angeles, California and one distribution center located in Riverside, California. The acquisition represents entry into a new state for Monro and expands the Company’s geographic footprint to the West Coast. The acquisition closed in the first quarter of the fiscal year ending March 28, 2020 (“fiscal 2020”) and is expected to add approximately $45 million in annualized sales, representing a sales mix of 70% service and 30% tires, and to be breakeven to diluted earnings per share in fiscal 2020.

In the first quarter of fiscal 2020, the Company also completed the previously announced acquisition of 12 retail locations in Louisiana, a new state for Monro, further expanding the Company’s geographic footprint into southern markets. These locations are expected to add approximately $15 million in annualized sales, representing a sales mix of 35% service and 65% tires.

On a combined basis, acquisitions completed and announced in fiscal 2019 represent an expected total of $132 million in annualized sales.

Expanded Collaboration with Amazon.com

The Company announced today it has expanded its collaboration with Amazon.com to provide tire installation services at over 400 additional Monro retail tire and automotive service locations in nine additional states across the Central and Western regions of the United States, more than doubling the amount of service locations to over 800 stores.

Cash Dividend Increased 10%

The Company also announced today that its Board of Directors has approved a $.02 per share increase in the Company’s cash dividend for the first quarter of fiscal year 2020 to $.22 per share, which translates to an annual rate of $.88 per share, representing an increase of $.08 per share or 10% as compared to the total dividends paid in fiscal 2019. The Company has increased its cash dividend 14 times during the 14 years since a cash dividend was first issued. The cash dividend is payable quarterly to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend of $.22 per share for the first quarter of fiscal 2020 will be payable on June 17, 2019 to shareholders of record as of June 3, 2019.

Extended Revolving Credit Facility

In April 2019, the Company entered into an agreement to amend and extend its existing $600 million, five-year revolving credit facility. The agreement permits the Company to request up to $250 million of additional availability, an increase of $150 million from the prior financing agreement. The expanded facility bears interest at 75 to 200 basis points over LIBOR and includes standard leverage and coverage covenants consistent with the prior facility. The Company believes that the amended facility reflects its financial strength and strong growth in sales and profitability.

Company Outlook

Based on current visibility, business and economic trends, and recently completed acquisitions, the Company anticipates fiscal 2020 sales to be in the range of $1.295 billion to $1.325 billion, an increase of 7.9% to 10.4% as compared to fiscal 2019 sales. Fiscal 2020 sales guidance assumes a comparable store sales increase of 2% to 4%.

Fiscal 2020 diluted earnings per share are expected to be in the range of $2.55 to $2.75. This guidance compares to diluted earnings per share of $2.37 in fiscal 2019. The diluted earnings per share guidance is based on 33.9 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, May 21, 2019 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13690739. A replay will be available approximately two hours after the recording through Tuesday, June 4, 2019 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13690739. The live conference call and replay can also be accessed via audio webcast at the Investors section of the

Company’s website, located at corporate.monro.com. An archive will be available at this website through June 4, 2019.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,248 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 30 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and West Coast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018 and Form 10-K for the fiscal year ended March 30, 2019, which the Company expects to file with the Securities and Exchange Commission this month. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

###

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March

	2019	2018	% Change

Sales	$287,203	$285,578	0.6%

Cost of sales, including distribution and occupancy costs	177,126	177,815	(0.4)%

Gross profit	110,077	107,763	2.1%

Operating, selling, general and administrative expenses	81,623	77,334	5.5%

Operating income	28,454	30,429	(6.5)%

Interest expense, net	6,834	6,299	8.5%

Other (income) expense, net	179	(117)	(253.1)%

Income before provision for income taxes	21,441	24,247	(11.6)%

Provision for income taxes	4,625	6,765	(31.6)%

Net income	$16,816	$17,482	(3.8)%

Diluted earnings per share	$.50	$.52	(3.8)%

Weighted average number of diluted shares outstanding	33,866	33,417

Number of stores open (at end of quarter)	1,197	1,150

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March

	2019	2018	% Change

Sales	$1,200,230	$1,127,815	6.4%

Cost of sales, including distribution and occupancy costs	735,002	692,241	6.2%

Gross profit	465,228	435,574	6.8%

Operating, selling, general and administrative expenses	338,485	308,278	9.8%

Operating income	126,743	127,296	(0.4)%

Interest expense, net	27,013	24,296	11.2%

Other income, net	(630)	(454)	38.8%

Income before provision for income taxes	100,360	103,454	(3.0)%

Provision for income taxes	20,608	39,519	(47.9)%

Net income	$79,752	$63,935	24.7%

Diluted earnings per common share	$2.37	$1.92	23.4%

Weighted average number of diluted shares outstanding	33,675	33,341

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 30,	March 31,
	2019	2018

Assets

Cash	$6,214	$1,909

Inventories	171,038	152,367

Other current assets	62,655	52,980

Total current assets	239,907	207,256

Property, plant and equipment, net	440,581	416,669

Other non-current assets	631,800	594,507

Total assets	$1,312,288	$1,218,432

Liabilities and Shareholders’ Equity

Current liabilities	$218,447	$194,005

Capital leases and financing obligations	238,089	227,220

Other long-term debt	137,682	148,068

Other long-term liabilities	18,560	20,663

Total liabilities	612,778	589,956

Total shareholders’ equity	699,510	628,476

Total liabilities and shareholders’ equity	$1,312,288	$1,218,432